Exhibit 99.3

Premier Exhibitions, Inc

Unaudited Pro Forma Condensed Combined Financial Statements

As of February 29, 2012 and for the year then ended

Page
Unaudited Pro Forma Condensed Combined Balance Sheet	1

Unaudited Pro Forma Condensed Combined Statement of Operations	2

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	3-5

Premier Exhibitions, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

February 29, 2012

(in thousands, except share data)

	Premier Exhibitions, Inc. Historical (1)	AEI (2)	Pro Forma Adjustments (3)		Premier Exhibitions, Inc. Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$2,344	$—	$—		$2,344
Certificates of deposit and other investments	405	—	—		405
Accounts receivable, net of allowance for doubtful accounts	1,390	2,208	(2,208	) (a)	1,390
Merchandise inventory, net of reserve	1,082	86	(86	) (a)	1,082
Deferred income taxes	44	—	—		44
Income taxes receivable	246	—	—		246
Prepaid expenses	1,078	6	8,612	(a) (b) (c)	9,696
Prepaid short-term event costs	—	8,618	(8,618	) (c)	—
Other current assets	88	—	—		88

Total current assets	6,677	10,918	(2,300)		15,295

Artifacts owned, at cost	2,990	—	—		2,990
Salvor’s lien	1	—	—		1
Property and equipment, net of accumulated depreciation	10,298	8	194	(b) (c)	10,500
Exhibition licenses, net of accumulated amortization	2,228	—	—		2,228
Film and gaming assets, net of accumulated amortization	3,158	—	—		3,158
Other receivables, net of allowance for doubtful accounts	15	—	—		15
Prepaid long-term event costs	—	812	(194	) (c)	618
Subrogation rights	250	—	—		250

Total Assets	$25,617	$11,738	$(2,300)		$35,055

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,710	$2,618	$(2,618	) (a)	$4,710
Deferred revenue	2,254	1,956	(1,956	) (a)	2,254
Current portion of notes payable	505	—	4,364	(d)	4,869

Total current liabilities	7,469	4,574	(210)		11,833

Long-term liabilities:
Lease abandonment	2,397	—	—		2,397
Deferred income taxes	44	—	—		44
Long-term portion of notes payable	575	—	274	(d)	849

Total long-term liabilities	3,016	—	274		3,290

Commitments and Contingencies

Parent and Affiliates Investment	—	7,164	(7,164	) (a)	—

Shareholders’ equity:
Common stock; $.0001 par value; authorized 65,000,000 shares; issued 47,883,927 shares; outstanding 47,881,918 shares	5	—	—		5
Additional paid-in capital	52,479	—	—		52,479
Accumulated deficit	(36,866)	—	—		(36,866)
Accumulated other comprehensive loss	(485)	—	—		(485)
Less treasury stock, at cost; 2,009 shares	(1)	—	—		(1)

Equity attributable to shareholders’ of Premier Exhibitions, Inc.	15,132	7,164	(7,164)		15,132

Equity attributable to non-controlling interest	—	—	4,800	(e)	4,800

Total liabilities and shareholders’ equity	$25,617	$11,738	$(2,300)		$35,055

(1)	This financial information is from the audited Premier Exhibitions, Inc. balance sheet as of February 29, 2012.
(2)	This financial information is from the audited Arts and Exhibitions International, LLC carve-out balance sheet as of December 31, 2011.
(3)	See Note 3. Pro Forma Adjustments of the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Premier Exhibitions, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended February 29, 2012

(in thousands, except share and per share data)

	Premier Exhibitions, Inc. Historical (1)	AEI (2)	Pro Forma Adjustments (3)		Premier Exhibitions, Inc. Pro Forma
Revenue:
Exhibition revenue	$28,274	$11,274	$(11,274	) (f)	$28,274
Merchandise and other	3,436	404	(404	) (f)	3,436
Management fee	—	—	1,000	(g)	1,000

Total revenue	31,710	11,678	(10,678)		32,710

Cost of revenue:
Exhibition costs	15,881	18,282	(18,282	) (f)	15,881
Cost of merchandise sold	1,383	—	—		1,383

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	17,264	18,282	(18,282)		17,264

Gross profit (loss)	14,446	(6,604)	7,604		15,446

Operating expenses:
General and administrative	13,958	2,347	(2,363	) (f), (h) (i)	13,942
Depreciation and amortization	3,922	5	(5	) (f)	3,922
Net loss on disposal of assets	256	—	—		256
Impairment expense	1,348	7,089	(7,089	) (f), (l)	1,348
Litigation settlement	783	—	—		783

Total operating expenses	20,267	9,441	(9,457)		20,251

Loss from operations	(5,821)	(16,045)	17,061		(4,805)

Other expenses	(23)	—	(274	) (j)	(297)

Loss before income taxes	(5,844)	(16,045)	16,787		(5,102)

Income tax expense	(176)	—	—		(176)

Net loss	(6,020)	(16,045)	16,787		(5,278)
Less: Net loss attributable to non-controlling interest	(239)	—	(501	) (k)	(740)

Net loss attributable to the shareholders’ of Premier Exhibitions, Inc.	$(5,781)	$(16,045)	$17,288		$(4,538)

Net loss per share:
Basic loss per common share	$(0.12)				$(0.10)

Diluted loss per common share	$(0.12)				$(0.10)

Shares used in basic per share calculations	47,418,894				47,418,894

Shares used in diluted per share calculations	47,418,894				47,418,894

(1)	This financial information is from the audited Premier Exhibitions, Inc. statement of operations for the year ended February 29, 2012.
(2)	This financial information is from the audited Arts and Exhibitions International, LLC carve-out statement of operations for the year ended December 31, 2011.
(3)	See Note 3. Pro Forma Adjustments of the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

PREMIER EXHIBITIONS, INC.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Background and Description of Transaction

On April 20, 2012, Premier Exhibition Management LLC (“PEM”) and its wholly owned subsidiary, PEM Newco, LLC (“Newco”), both subsidiaries of Premier Exhibitions, Inc. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with AEG Live LLC, AEG Exhibitions LLC, and Arts and Exhibitions International, LLC (together, “AEG”) pursuant to which Newco purchased substantially all of the assets of Arts and Exhibitions International, LLC (“AEI”). The purchase of the assets was completed contemporaneous with the signing of the Purchase Agreement. The assets purchased include the rights and tangible assets relating to four then currently touring exhibitions known as “King Tut II,” “Cleopatra,” “America I Am” and “Real Pirates.” The acquired assets include rights agreements with the artifact and intellectual property owners for the exhibitions, museum/venue agreements for existing exhibition venues, sponsorship agreements, a warehouse lease and an office lease. In addition, the acquired assets include intellectual property related to proposed future exhibitions to be further developed and produced.

Pursuant to the Purchase Agreement, Newco purchased the exhibition properties and assets of AEI in exchange for the issuance to AEG of a 10% equity interest in PEM and a non-recourse and non-interest bearing promissory note in the initial principal amount of $14,187,000 and with a maturity date of February 28, 2017 (the “Promissory Note”). Newco has also assumed the agreements and obligations associated with the acquired assets arising after the closing date, but AEG will retain the obligation to pay the rights fees that accrue on existing exhibitions, which payments are expected to total $3.2 million. When AEG pays these fees, the balance of the Promissory Note will be increased by the amount of the payment(s).

Pursuant to the Promissory Note, Newco will make payments to AEG equal to (a) 100% of net revenues from exhibition bookings entered into by AEG or pending as of closing and transferred to Newco pursuant to the Purchase Agreement, (b) 100% of net revenues from future bookings, after payment to PEM of a 10% booking fee, (c) 100% of the net revenue from the future sale of any tangible exhibitry, equipment and other fixed assets comprising the acquired assets, and (d) 20% of the net revenues from proposed exhibitions acquired from AEG that are ultimately developed and presented. “Net Revenues” are determined after deduction by Newco of the direct expenses of operating the exhibitions. Newco is also entitled to retain, before remitting any payments on the Promissory Note, a management fee in the following amount: (a) 5% of gross revenues (after deducting any PEM booking fees) for calendar year 2012; and (b) 10% of gross revenues (after deducting any PEM booking fees) for each calendar year thereafter; provided that the management fee shall not be less than the following minimum fees: $697 thousand in calendar year 2012; $750 thousand in calendar year 2013; $500 thousand in calendar year 2014; and $250 thousand in calendar years 2015 and 2016.

If the Promissory Note is paid in full prior to the maturity date, Newco will pay AEG 40% of any additional net revenues derived from operation of the acquired assets through the maturity date, after deduction of the 10% management fee and the 10% booking fee, if applicable. If the Promissory Note is not satisfied in full at the maturity date, Newco shall satisfy any shortfall by, at its option, selling some or all of the remaining acquired assets, returning some or all the remaining acquired assets to AEG, or paying the applicable portion of the value of the remaining assets to AEG.

Due to the non-recourse nature of the Promissory Note, if the proceeds from the acquired exhibitions and asset sales described above are not sufficient to satisfy the Promissory Note in full on or prior to the maturity date, then neither of the Company, PEM or Newco will have any liability with respect to any shortfall and the amount will be forgiven.

This summary does not purport to be complete and is qualified by reference to the full text of the Purchase Agreement and Promissory Note, copies of which were filed as exhibits to the Company’s Current Report on Form 8-K filed on April 25, 2012.

Note 2: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of February 29, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended February 29, 2012 are based on the historical financial statements of the Company and the carve-out financial statements of Arts and Exhibitions International, LLC (“AEI”) as of December 31, 2011 and for the year then ended. The AEI financial statements were carved out of AEI, which included exhibitions and other assets and liabilities that the Company did not acquire. For additional information regarding the carve-out basis of presentation of the AEI financial statements, refer to the audited carve-out financial statements of AEI as of December 31, 2011 and 2010 and for the years then ended, which are included as Exhibit 99.1 hereto.

The acquisition was accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the Company allocates the purchase price of a business acquisition based on the fair value of the identifiable tangible and intangible assets. Management used various analysis to assist it in estimating fair values, including (a) the business enterprise value, which is based on estimated future cash flows (including timing) that are estimated using the income approach and discount rates reflecting the risk inherent in the future cash flows, and (b) the value of equipment, which are estimated using the cost and market approaches. The estimated fair values recorded were based on unobservable inputs, which are material and represent Level 3 measures in the fair value hierarchy. There are also judgments made to determine the expected useful life assigned to each class of assets acquired and the duration of liabilities assumed. The judgments made in this determination of the estimated fair value assigned to the assets acquired and liabilities assumed, as well as the estimated useful life of each asset and the duration of each liability, can materially impact the financial statements in periods after acquisition, such as through depreciation and amortization expense. Under ASC 805, acquisition-related transaction costs, such as advisory, legal, valuation, and other professional fees, are expensed as incurred.

The unaudited pro forma condensed combined balance sheet as of February 29, 2012 gives effect to the acquisition as if it had occurred on February 29, 2012, and includes all adjustments that give effect to events that are directly attributable to the acquisition and are factually supportable. The unaudited pro forma condensed combined statement of operations for the year ended February 29, 2012 gives effect to the acquisition as if it had occurred on March 1, 2011, and includes all adjustments that give effect to events that are directly attributable to the acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined financial statements:

•

are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations or financial position that the Company would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements; and

•	do not reflect any operating efficiencies, synergies or cost savings that the Company may achieve, or any additional expense that may be incurred with respect to the combined company.

•	reflect the replacement of the revenue, exhibition costs and operating expenses of AEI with the management fee that will be paid to Premier Exhibitions, Inc. on a go-forward basis.

Note 3: Pro Forma Adjustments

(a)	To adjust for assets of AEI not acquired by the Company and to adjust for liabilities of AEI not assumed by the Company.

(b)	Represents the amount of the assets acquired and liabilities assumed.

(c)	Represents reclassification of AEI carve-out balances for consistency with the Company’s presentation.

(d)	Represents debt incurred under the non-recourse note, net of discount and the amount we assume will not be repaid by the Company. This excludes any assets acquired by AEI between January 1, 2012 and April 20, 2012 and purchased by the Company.

(e)	Represents equity in Premier Exhibition Management LLC issued to AEI as part of the acquisition.

(f)	To adjust the income statement for income and expenses that will not be included in Premier Exhibitions, Inc. financial statements.

(g)	Represents the management fee to be earned by Premier Exhibitions, Inc. in the first year of management.

(h)	The Company’s historical results for the year ended February 29, 2012 include $115 thousand of acquisition expenses related to the acquisition of AEI. This adjustment eliminates these costs from the pro forma condensed combined statement of operations for the year ended February 29, 2012 since they are non-recurring and are directly attributable to the acquisition.

(i)	The Company added certain employees as part of the AEI acquisition. The net expense related to these employees is estimated to be $99 thousand and is included in general and administrative expenses.

(j)	Represents pro forma interest expense on the non-recourse loan at the imputed rate of 5.75% for one year.

(k)	Represents Arts and Exhibitions International, LLC 10% interest in the net loss of Premier Exhibition Management LLC.

(l)	These historical impairments were already contemplated in the fair value assigned to the assets upon purchase by Premier Exhibitions, Inc. and therefore would not have recurred on a pro forma basis.